Exhibit 10(q)

Name of Grantee:
Grant Date
Number of Shares
Social Security Number:

WAL-MART STORES, INC.

STOCK INCENTIVE PLAN OF 1998

RESTRICTED STOCK AWARD

NOTIFICATION OF AWARD AND TERMS AND CONDITIONS OF AWARD

This Restricted Stock Award Agreement (the “Agreement”) contains the terms and conditions of the restricted stock award granted to you by Wal-Mart Stores, Inc., a Delaware corporation (“Wal-Mart”) under the Wal-Mart Stores, Inc. Stock Incentive Plan of 1998.

1. Grant of Restricted Stock. Wal-Mart has granted to you, effective on the Grant Date (shown above), the right to receive the number of shares shown above of the common stock of Wal-Mart, par value $0.10 per share (“Shares”) at the end of the vesting period (as defined below). Before the Shares are vested, they are referred to in this Agreement as “Restricted Stock.”

2. Stock Incentive Plan Governs. The award and this Agreement are subject to the terms and conditions of the Wal-Mart Stores, Inc. Stock Incentive Plan of 1998, as amended from time to time (the “Plan”). The Plan is incorporated in this Agreement by reference and all capitalized terms used in this Agreement have the meaning set forth in the Plan, unless this Agreement specifies a different meaning. By signing this Agreement, you accept this award, acknowledge receipt of a copy of the Plan and the prospectus covering the Plan and acknowledge that the award is subject to all the terms and provisions of the Plan and this Agreement. You further agree to accept as binding, conclusive and final all decisions and interpretations by the Committee of the Plan upon any questions arising under the Plan.

3. Payment. The Restricted Stock is granted without requirement of payment. However, if the Shares have not been previously issued, you must pay the par value ($0.10) per Share no later than 10 business days after the Grant Date. You will be advised if this is the case and you will be given payment instructions at that time.

4. Stockholder Rights. Your Restricted Stock will be held for you by Wal-Mart until the applicable Vesting Date. You shall have all the rights of a stockholder on shares of Restricted Stock that vest. With respect to your unvested Restricted Stock,

A. You shall have the right to vote such shares at any meeting of stockholders of Wal-Mart;

B. You shall have and the right to receive, free of vesting restrictions (but subject to applicable withholding taxes) all cash dividends paid with respect to such shares; and

C. Any non-cash dividends and other non-cash proceeds of such shares, including stock dividends and any other securities issued or distributed in respect of such shares shall be subject to the same vesting and forfeiture conditions as the shares of Restricted Stock to which they relate, and the term “Restricted Stock” when used in this Agreement shall also include any related stock dividends and other securities issued or distributed in respect of such shares.

5. Vesting of Restricted Stock.

A. Vesting. Your Restricted Stock will vest as follows, provided you have not incurred a Forfeiture Condition described below:

Percentage of shares vesting	Cumulative percentage vested	Vesting Date

B. Forfeiture Conditions. Subject to Paragraph 5C. below, the shares of your Restricted Stock that would otherwise vest on a Vesting Date will not vest and shall be forfeited if, after the Grant Date and prior to the Vesting Date your continuous status as an Associate terminates or after the Grant Date and on or prior to the Vesting Date,

1. you (a) have become or (b) are discussing or negotiating the possibility of becoming, or (c) are considering an offer to become, or have accepted an offer or entered into an agreement to become an employee, officer, director, partner, manager, consultant to, or agent of, or otherwise becoming affiliated with, any entity competing or seeking to compete with Wal-Mart or an Affiliate; or

2. you are subject to an administrative suspension, unless you are reinstated as an Associate in good standing at the end of the administrative suspension period, in which case the applicable number of shares of Restricted Stock would vest as of the date of such reinstatement.

C. Accelerated Vesting; Vesting Notwithstanding Termination. Your Restricted Stock will vest earlier than described in Paragraph 5A, and such earlier vesting date shall also be considered a “Vesting Date,” under the following circumstances:

1. If your Continuous Status as an Associate is terminated by your Disability, your Restricted Stock that would have become vested on a Vesting Date occurring no more than 3 months after your Continuous Status as an Associate is so terminated will become vested on the date your Continuous Status as an Associate is so terminated. “Disability” for this purpose means you have a physical or mental condition resulting from bodily injury, disease or mental disorder that constitutes total disability under the Federal Social Security Act and for which you have actually been approved for Social Security disability benefits.

2. If you Retire, your Restricted Stock that would have become vested on a Vesting Date occurring no more than 3 months after you Retire will become vested on the day you Retire. “Retire” means that you cease to be a full-time Associate (other than for Cause) upon or after reaching age 65.

3. If your Continuous Status as an Associate is terminated by your death on or after ten years of service or on or after the third anniversary of the Grant Date, your Restricted Stock shall immediately become fully vested.

4. The Committee may, in its discretion, at any time accelerate the vesting of your Restricted Stock on such terms and conditions as it deems appropriate.

D. Mandatory Deferral of Vesting. If the vesting of Restricted Stock in any year could, in the Committee’s opinion, when considered with your other compensation, result in Wal-Mart’s inability to deduct the value of your Shares because of the limitation on deductible compensation under Internal Revenue Code Section 162(m), then Wal-Mart in its sole discretion may defer the Vesting Date applicable to your Restricted Stock (but only to the extent that, in the Committee’s judgment, the value of your Restricted Stock would not be deductible) until six months following the termination of your Associate status.

6. Forfeiture of Restricted Stock. If you suffer a forfeiture condition (i.e., if your Continuous Service as an Associate is terminated prior to the Vesting Date and the vesting is not accelerated under Paragraph 5C), you will immediately forfeit your Restricted Stock (including any cash dividends and non-cash proceeds related to the Restricted Stock for which the record date occurs on or after the date of the forfeiture), and all of your rights to and interest in the Restricted Stock shall terminate upon forfeiture without payment of consideration (except that if you paid par value for the Restricted Stock the par value of the forfeited shares of Restricted Stock will be returned to you). Forfeited Restricted Stock, shall be reconveyed to Wal-Mart.

7. Taxes and Tax Withholding.

A. Upon the vesting of your Restricted Stock, you will have income in the amount of the value of the Shares that become vested on the Vesting Date, and you must pay income tax on that income.

B. You agree to consult with any tax consultants you think advisable in connection with your Restricted Stock and acknowledge that you are not relying, and will not rely, on Wal-Mart for any tax advice. Please see Section 9.F. regarding Section 83(b) elections.

C. Whenever any Restricted Stock becomes vested under the terms of this Agreement, you must remit, on or prior to the due date thereof, the minimum amount necessary to satisfy all of the federal, state and local withholding (including FICA) tax requirements imposed on Wal-Mart (or the Affiliate that employs you) relating to your Shares. The Committee may require you to satisfy these minimum withholding tax obligations by any (or a combination) of the following means: (i) a cash, check, or wire transfer; (ii) authorizing Wal-Mart to withhold from the Shares otherwise deliverable to you as a result of the vesting of the Restricted Stock, a number of Shares having a Fair Market Value, as of the date the withholding tax obligation arises, less than or equal to the amount of the withholding obligation; or (iii) in unencumbered shares of Wal-Mart common stock, which have been held for at least six months.

8. Restricted Stock Not Transferable. Neither Restricted Stock, nor your interest in the Restricted Stock, may be sold, conveyed, assigned, transferred, pledged or otherwise disposed of or encumbered at any time prior to vesting applicable to any award of Restricted Stock issued in your name. Any attempted action in violation of this paragraph shall be null, void, and without effect.

9. Other Provisions.

A. The value of the Shares under this Agreement will not be taken into account in computing the amount of your salary or other compensation for purposes of determining any pension, retirement, death or other benefit under any employee benefit plan of Wal-Mart or any Affiliate, except to the extent such plan or another agreement between you and Wal-Mart specifically provides otherwise.

B. Wal-Mart may, without liability for its good faith actions, place legend restrictions upon the Restricted Stock or unrestricted Shares obtained upon vesting of the Restricted Stock and issue “stop transfer” instructions requiring compliance with applicable securities laws and the terms of the Restricted Stock.

C. Determinations regarding this Agreement (including, but not limited to whether an event has occurred resulting in the forfeiture of or vesting of Restricted Stock) shall be made by the Committee in accordance with this Agreement, and all determinations of the Committee shall be final and conclusive and binding on all persons.

D. Neither this Agreement nor the Plan creates any contract of employment, and nothing in this Agreement or the Plan shall interfere with or limit in any way the right of Wal-Mart or an Affiliate to terminate your employment or service at any time, nor confer upon you the right to continue in the employ of Wal-Mart and/or Affiliate. Nothing in this Agreement or the Plan creates any fiduciary or other duty to you owed by Wal-Mart, any Affiliate, or any member of the Committee except as expressly stated in this Agreement or the Plan.

E. Wal-Mart reserves the right to amend the Plan at any time. The Committee reserves the right to amend this Agreement at any time.

F. By accepting this award Agreement,

1. You agree to provide any information reasonably requested from time to time, and

2. You agree not to make an Internal Revenue Code Section 83(b) election with respect to this award of Restricted Stock.

G. This Agreement shall be construed under the laws of the State of Delaware.

Grantee:

I acknowledge having received, read and understood the Plan and this Agreement. I accept the terms and conditions of my Restricted Stock award as set forth in this Agreement, subject to the terms and conditions of the Plan

Signature

Name (please print):

Agreed to and accepted this                      day of                                  , 200    .

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